Exhibit 10.1

EXECUTIVE SERVICE AGREEMENT

PARTIES

LIQTECH HOLDING A/S 25121031 Benshøj lndustrivej 24 9500 Hobro Denmark (the "Company")

AND	FEI CHEN Stolbergsvej 23, DK-2970 Horsholm Denmark (the "CEO")

have today made the following Executive Service Agreement (the "Agreement")

1.	POSITION

1.1.

The CEO takes up the position of Managing Director of the Company with effect from 1 November 2022 or an earlier date agreed between the parties and will be registered as such with the Danish Business Authority.

1.2.

As the parent company, LiqTech International Inc. ("LiqTech International"), is listed on the stock exchange, the CEO's duties, and the distribution of work between the Board of Directors and the Executive Management, is described in the Corporate Charter.

1.3.	In addition to the Managing Director, the Executive Management consists of the CFO, Simon Seidelin Stadil.

2.	DUTIES AND RESPONSIBILITIES

2.1.	The CEO will be responsible for the day-to-day management of the Company and will be accountable to the Company's Board of Directors.

2.2.	The CEO reports directly to the Board of Directors.

2.3.	The CEO is responsible to the Board of Directors for ensuring that the Company's activities are carried on in accordance with the Company's articles of association and the law.

2.4.

The CEO is obliged to loyally observe the guidelines and instructions issued by the Board of Directors and to keep the Board of Directors informed about all matters pertaining to the Company which are deemed to be of interest to the Board of Directors.

2.5.

The CEO is obligated to dedicate her full working capacity, at a minimum of 37 hours a week excluding lunch, in the service of the Company. The Executive Officer must expect and is obligated - in consideration of the Company's operations - to carry out work longer than the normal working hours without any separate remuneration or time off in lieu of pay. Payment thereof is included in the agreed salary, cf. 6. The CEO must expect both domestic and international travel activity in the position.

3.	OTHER OFFICES HELD DURING THE EMPLOYMENT

3.1.

The CEO may not, without having obtained the written consent of the Board of Directors in each individual case, be an active or passive participant in any kind of position, employment or office - whether paid or unpaid.

3.2.

The CEO may not, without having obtained the consent of the Board of Directors, be a shareholder, stakeholder or in any other way participate financially in any other undertaking. The CEO is, however, entitled to make investments in assets which are usually subject to such investment of funds.

4.	PLACE OF WORK

4.1.	The place of work is lndustriparken 22C, 2750 Ballerup.

5.	The CEO must expect that some of her duties are to be performed at the Company's other domiciles in Denmark and/or other countries.

6.	SALARY AND PENSION

6.1.	The CEO's annual gross salary is DKK 2,500,000 ("Salary") payable monthly in arrears in instalments of one twelfth on the last banking day of the month.

Salary will be reviewed annually by the Compensation Committee of the Board of Directors ("Committee"). Other compensation matters may also be reviewed from time to time by the Committee, which has discretionary rights to all CEO compensation matters.

6.2.

The CEO is entitled to a Company paid pension contribution in addition to Salary. The pension contribution amounts to 10% of the Salary. It is for the CEO to establish a pensions savings account, or alternatively, to provide details to the Company of an existing account, to which the Company can may the pension contribution. The pension contribution is payable monthly in arrears in instalments of one twelfth on the last banking day of the month.

7.	BONUS AND LONG-TERM INCENTIVE PLAN (LTIP)

7.1.

The CEO is entitled to participate in an annual bonus scheme consisting of a bonus opportunity of 100% of Salary available at target performance, increasing to 150% of Salary at maximum performance. Bonus, if any, is payable in cash after audited financial results for the year. Terms and conditions, including performance targets, as determined by the Board of Directors, are set out in separate agreement on an annual basis.

7.2.

For fiscal year 2022, the CEO will be eligible for a performance bonus of DKK 48,076.92 for each week of service in 2022 (e.g. if the service start date is 1 September 2022, then the CEO will be eligible for a bonus of 17 weeks or DKK 817,307). The performance measures for the 2022 annual bonus will be provided in a separate addendum or letter.

7.3.

The CEO is also entitled to participate in a LTIP consisting of an opportunity of 100% of Salary that is payable in restricted shares of LiqTech International, with the number of shares awarded to be determined by the closing share price on the date of award and after audited financial results for the year. These shares will fully vest in three years, with one-third of the shares vesting each year on the anniversary date of the award. Terms and conditions, as determined by the Board of Directors, are provided in separate agreement to this executive service agreement.

7.4.

For fiscal year 2022, the CEO will be granted a special bonus of $350,000 payable in restricted shares. The number of shares to be granted will be determined by the closing price on the CEO's first day of service. These shares will fully vest in three years, with one-third of the shares vesting each year on the anniversary date of the award.

8.	COMPANY-PAID CAR AND MILEAGE

8.1.

The Company will, according to agreement with the CEO, make a lease car freely available to the CEO subject to a maximum monthly lease payment of DKK 16,000 and will pay all reasonable and usual costs incidental thereto.

8.2.

At the Company's request, the CEO must in the event that she is released from her duties immediately or at a time to be determined by the Company return the car, see above. During any remaining notice period, the CEO will receive a monthly amount corresponding to the actual tax value of the car.

8.3.	The parties have agreed that the Company will not pay the costs incurred in connection with private use of the car outside Denmark.

8.4.	The parties have agreed that the Company will not pay any bridge tolls and ferry fares associated with private use of the car.

9.	EMPLOYEE BENEFITS

9.1.	The Company will, according to agreement with the CEO, make the following

(a)	mobile phone

(b)	computer

(c)	internet connection at the CEO's home address

(d)	health insurance

freely available to the CEO and will pay all reasonable and usual costs incidental thereto.

9.2.

At the Company's request, and without any compensation being offered in this respect, the CEO must in the event that she is released from her duties immediately or at a time to be determined by the Company return all employee benefits, see above.

10.	TRAVEL AND ENTERTAINMENT EXPENSES

10.1.

The Company will make a company credit card available to the CEO for payment of the CEO's usual and reasonable travel and entertainment expenses incurred while in the service of the Company. The CEO will regularly submit the required documentation of expenses incurred. The CEO's travel and entertainment expenses will be regularly reviewed by the Chairman of the Board of Directors.

11.	EDUCATION AND TRAINING

11.1.

The CEO is entitled and obliged to stay up-to-date in terms of education and training and should participate in relevant supplementary education and training programs. The Company will, subject to agreement in each individual case, pay the costs incidental thereto.

12.	HOLIDAY

12.1.

The parties have agreed that the CEO is entitled to 6 weeks of holiday annually. Untaken holiday at the expiry of the calendar year or at expiry of service in connection to termination of the executive service agreement shall lapse without compensation. The CEO is not covered by the Danish Holiday Act.

12.2.	Holiday must be taken as full days off and must be scheduled as per agreement with the Company.

13.	INSURANCE

13.1.	The CEO is eligible for directors' liability insurance that is provided annually by the Company.

14.	SICKNESS

14.1.	The CEO is entitled to pay during sickness.

14.2.	In case of sickness rendering the CEO unable to perform her duties, the CEO must inform the chairman of the Board of Directors.

15.	TERMINATION

15.1.

The employment relationship may be terminated by the Company with 12 months' notice and by the CEO with six months' notice. Both parties must give notice of termination in writing before the end of a month. If the employment relationship is terminated by the Company the CEO has the right to be released from the duty to work three months after the notice has been served to the CEO. If the CEO is released from the duty to work for the Company, the Company may set off 50 % of any other income earned by the CEO, if the CEO obtains other non-competing employment or starts an independent non-competing business during the release period.

15.2.	In the notice period, the Company will pay the CEO the full salary, annual performance bonus and LTIP, etc.

15.3.	In the event that the CEO has been unable to perform her duties for three months, the executive service agreement may be terminated by Company with three months' notice.

16.	NON-COMPETITION AND NON-SOLICITATION

16.1.	Non-competition

16.1.1.

During her employment and for a period of 12 months after expiry of the notice period, the CEO may not - whether directly or indirectly - commence or become financially involved in any undertaking which competes in whole or in part with the business carried on by the Company, at the time in question.

16.1.2.

The same applies to any business carried on by other companies within the existing LiqTech group, including LiqTech International. If the Company becomes a part of a larger group this non-competition clause shall remain in force, however, it shall not apply to group companies outside of the existing LiqTech group. If the Company plans to expand its area of business, the obligation also applies to such area of business. The obligation applies to the CEO's participation as owner, co-owner, employee, consultant, board member or otherwise in or outside Denmark.

16.1.3.

During the period after the employment has ended, in which this non-competition clause remains in force, the CEO will each month receive compensation corresponding to 50% of the remuneration (i.e. the monthly base salary at expiry of service). During the period after the employment has ended, in which this non-competition clause remains in force, the Company may set off any other income earned by the CEO, if the CEO obtains other non-competing employment or starts an independent non-competing business during the period in which the non-competition clause remains in force, however, only to the extent that the CEO is still entitled to receive a compensation corresponding to 25 % of the remuneration.

16.1.4.

However, this non-competition clause does not apply if the CEO is dismissed without her having given reasonable cause for termination, or if the CEO resigns her position where the Company's breach has given the CEO valid reason to tender her resignation.

16.2.	Non-solicitation

16.2.1.

Subject to the Company's payment under clause 16.1.3, the CEO is furthermore - irrespective of the cause of termination of his/her employment - barred for a period of 12 months after expiry of the notice period from taking up employment with or - whether directly or indirectly - contacting for business purposes or servicing any customer having had business dealings with the Company for a period of 18 months preceding the date of notice of termination. A similar obligation applies in respect of the taking up of employment with or the contacting for business purposes or servicing of the Company's other business connections, including suppliers and agents. Contact for business purposes means any contact resulting in an agreement for the purchase, sale or supply of goods or services as well as negotiations in this respect which have not yet been concluded on the date of notice of termination. This clause 16.2.1 only applies, if the CEO during the above 12-month period takes up employment with any undertaking which competes in whole or in part with the business carried on by the Company, or another company within the group, at the time in question.

16.3.	Breach of non-competition and non-solicitation clause

16.3.1.

For each instance of breach of the above non-competition and/or non-solicitation clause, the CEO is required to pay an agreed penalty equivalent to six months' salary, see "Salary and pension" above. The agreed penalty is payable for each individual instance of breach. If the breach consists in the maintenance of a condition in contravention of the non-competition and the non-solicitation clause, one instance of breach is deemed to have occurred for each calendar month or fraction of a calendar month in which the breach continues. The Company is furthermore entitled to claim compensation for any loss caused by the breach. Payment of agreed penalties or compensation will not cause the non-competition and non-solicitation clause to lapse.

16.3.2.

If the breach continues in spite of a demand from the Company to cease the breach, the Company may apply for an injunction. However, omission to apply for such injunction will not be deemed to constitute acceptance of the breach.

16.3.3.	The CEO is obliged, in the period during which the clause is in effect, to inform the Company of any commencement of business activity of any kind.

17.	CONFIDENTIALITY AND DUTY TO RETURN MATERIAL

17.1.1.

The CEO has been made aware of section 3 of the Marketing Practices Act regarding good marketing practices, which implies, among other things, that the CEO may not use knowledge of customers and special business methods in a new position, and of the Trade Secrets Act, which, among other things, contains a prohibition against unauthorized use or disclosure of trade secrets.

17.1.2.

The CEO must observe confidentiality with respect to any information of which the CEO becomes aware in connection with the performance of her duties as executive officer of the Company, unless, due to its nature, such information must be disclosed to a third party. This duty of confidentiality also applies after the CEO has resigned her position with the Company.

17.1.3.

If the CEO resigns her position, irrespective of cause, any and all documents, material and equipment which belongs to the Company or any subsidiary, and which is in the CEO's possession, must be returned to the Company. The CEO cannot exercise any lien in any documents, material, equipment, or any other items belonging to the Company.

18.	INTERNET AND USE OF E-MAIL

18.1.	For purposes of performing her duties, the CEO will have access to e-mail and internet through the Company's IT system. The CEO may use these facilities for personal purposes to a limited extent.

18.2.

The CEO's use of the IT system is registered on the Company's server, but the Company will not check the CEO's use of e-mails and internet on any regular basis. In special situations, for instance in the case of suspected abuse, for security reasons or in connection with the CEO's severance of service, the Company may, however, perform such check.

19.	INTELLECTUAL PROPERTY RIGHTS AND KNOW-HOW

19.1.

Know-how, patent rights, utility model rights, trademark rights, computer programs and the like which the CEO may contribute to conveying to the Company or develop during his/her employment, and which concern the Company, belong to the Company- whether or not the rights have been registered. The CEO is not entitled to separate remuneration in this respect, as this has been taken into account in the determination of the CEO's remuneration.

20.	MISCELLANEOUS

20.1.	The tax consequences for the CEO of her financial rights under the Agreement are irrelevant to the Company.

20.2.	The CEO is not covered by mandatory Danish employment law, including the Salaried Employees Act or the Danish Holiday Act.

20.3.

The CEO has an obligation to get familiar with the guidelines which have been laid down by the Company, and which are regularly updated, including the LiqTech Personnel Handbook, which is available at the Company's digital quality system LIMS.

20.4.

In connection with the employment, the Company processes a range of personal data about the CEO. The Company will generally process the data for the purpose of ensuring that the Company complies with its obligations to the CEO under this Executive Service Agreement and the legislation which the Company is required to comply with or for the purpose of documenting the employment relationship history. The Company's Personal Data Policy contains a detailed description of the data processed by the Company, the purpose of such processing and the CEO's rights pursuant to the data protection rules.

21.	DISPUTE RESOLUTION

21.1.	Any dispute arising out of or in connection with this Agreement which cannot be resolved by negotiation or mediation will be settled in accordance with Danish law before the courts of law in Denmark.

22.	SIGNATURES

22.1.	This Agreement is executed in two original copies, both of which are to be signed by the parties. One of the copies is retained by the Company, while the other copy is given to the CEO.

Date: 26-Jul-22	Date: 26-Jul-22

For and on behalf of the Company

Mark Vernon Member of the Board	Fei Chen Chief Executive Officer

For and on behalf of the Company

Alexander Jon Buehler Member of the Board